Mitchell Hutchins Asset Management Inc.
1285 Avenue of the Americas
New York, NY 10019
212 713-2000
212 713-4715 fax


                                                         Mitchell Hutchins


          Mitchell Hutchins/Kidder, Peabody Government Income Fund

                            Treasurer's Certificate
                            -----------------------

     The undersigned, Ann Moran, does hereby certify that she is the duly elected, qualified and acting Assistant Treasurer of Mitchell Hutchins/Kidder, Peabody Government Income Fund, a Maryland Corporation (the "Fund"), and does hereby further certify, after review of the records of the Fund, as follows:

     1. During the period ended October 20, 1995, the Fund issued 47,651 shares of its Commons Stock, $0.01 par value, that are registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

     2. In respect to the issuance of such 47,651 shares, the Fund received cash consideration of $682,807.

     3. With respect to each share issued, the Fund received cash consideration not less than the net asset value per share on the date issued not less than $0.01.

     4. During the period ended October 20, 1995, at no time did the fund issue more shares than were authorized by the Fund's charter.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 7th day of December, 1995.


                                   Ann Moran
                       ---------------------------------
                                   Ann Moran
                              Assistant Treasurer